As filed with the Securities and Exchange Commission on March 2, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AQUANTIVE, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	91-1819567
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

821 Second Avenue, 18th Floor
Seattle, Washington 98104
(206) 816-8800
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Linda Schoemaker
(Senior Vice President and General Counsel)
aQuantive, Inc.
821 Second Avenue, 18th Floor
Seattle, Washington 98104
(206) 816-8800
(Name, address, including zip code, and telephone number,
including area code of agent for service)

With Copies to:
Andrew Bor
S. Paul Sassalos
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099
(206) 359-8000

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum
Title of Each Class of	to Be	Offering Per	Proposed Maximum	Amount of
Securities to Be Registered	Registered	Price Unit(1)	Offering Price(1)	Registration Fee(1)

Common stock, $.01 par value per share
Preferred Stock, $.01 par value per share
Senior or Subordinated Debt Securities
Convertible Debt Securities
Warrants

(1)	The registrant is registering hereby an unspecified amount of securities of each identified class of securities and is relying on Rules 456(b) and 457(r). Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

PROSPECTUS	March 2, 2006

Common Stock
Preferred Stock
Senior or Subordinated Debt Securities
Convertible Debt Securities
Warrants

We may, from time to time, offer to sell common stock, preferred stock, senior or subordinated debt securities, convertible debt securities and warrants. We refer to our common stock, preferred stock, senior or subordinated debt securities, convertible debt securities and warrants collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for our other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.
This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference in this prospectus.
We or any selling securityholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.
Our common stock trades on the Nasdaq National Market under the symbol “AQNT.”
Investing in our securities involves risks that are described in the “Risk factors” section contained in the applicable prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

About this prospectus
This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission using the “shelf” registration process. By using a shelf registration statement, we and/or certain selling securityholders may offer and sell, from time to time, in one or more offerings the securities described in this prospectus. No limit exists on the aggregate amount of the securities we may sell pursuant to the Registration Statement.
You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.
This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.
We urge you to read carefully both this prospectus and the prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference as described under the heading “Where you can find more information,” before deciding whether to invest in any of the securities being offered.
References in this prospectus to “aQuantive,” “we,” “us,” and “our” are to aQuantive, Inc. and its subsidiaries. The term “you” refers to a prospective investor. Our principal executive offices are located at 821 Second Avenue, 18th Floor, Seattle, Washington 98104. Our phone number is (206) 816-8800.

i

Where you can find more information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.
Incorporation by reference
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by other information that is included or incorporated by reference into this document.
This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 000-29361). These documents contain important information about us:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 2, 2006;

•	Our Current Reports on Form 8-K filed on January 4, 2006 and February 3, 2006; and

•	The description of our common stock on our Registration Statement on Form 8-A filed February 7, 2000.
We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information “furnished” to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.
For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.
You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number: aQuantive, Inc., Attention: Investor Relations, 821 Second Avenue, 18th Floor, Seattle, Washington 98104; telephone (206) 816-8800.
Risk factors
Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

1

Use of proceeds
We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us from our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling securityholders.
Description of the securities
We may issue from time to time, in one or more offerings the following securities:

•	shares of common stock;

•	shares of preferred stock;

•	debt securities, which may be senior or subordinated;

•	convertible debt securities; or

•	warrants exercisable for debt securities, common stock or preferred stock.
We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, senior or subordinated debt securities, convertible debt securities or warrants that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offering.
Selling securityholders
Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.
Legal matters
The validity of any securities issued under this prospectus will be passed upon by Perkins Coie LLP, Seattle, Washington. Any underwriters will be represented by their own legal counsel, which will be named in the applicable prospectus supplement.
Experts
The consolidated financial statements and schedule of aQuantive, Inc. as of December 31, 2005, and for the three years ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

2

Part II
Information not required in prospectus

Item 14.	Other Expenses of Issuance and Distribution
      The following table sets forth fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby (other than any underwriting discounts and commissions).

Amount
to be paid

Securities and Exchange Commission registration fee		*
Printing fees	$	+
Legal fees and charges		+
Accounting fees and expenses		+
Trustee fees and expenses services		+
Miscellaneous		+

Total	$	+

*	In accordance with Rule 456(b), we are deferring payment of the registration fee for the securities offered by this prospectus.

+	Estimated expenses are not presently known.

Item 15.	Indemnification of Directors and Officers
      Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (WBCA) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under various circumstances for liabilities arising under the Securities Act. Article 9 of the registrant’s articles of incorporation provide that the registrant will indemnify any individual made a party to a proceeding because that individual is or was one of the registrant’s directors and will advance or reimburse the reasonable expenses incurred by that individual in advance of final disposition of the proceeding, without regard to the limitations of Sections 23B.08.510 through 23B.08.550 of the WBCA, or any other limitation which may be enacted in the future to the extent the limitation may be disregarded if authorized by the registrant’s articles of incorporation, to the fullest extent and under all circumstances permitted by applicable law. In addition, Section 10 of the registrant’s bylaws provides that the registrant will indemnify any individual made a party to a proceeding because that individual is or was one of its directors or officers or, in some circumstances, one of its employees, and will reimburse reasonable expenses incurred by that individual in advance of the final disposition of the proceeding.
      Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in some specific circumstances involving intentional misconduct, knowing violations of law or unlawful distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of the registrant’s articles of incorporation contains provisions implementing, to the fullest extent permitted by the WBCA, limitations on its directors’ liability to the registrant and its shareholders.
      Any amendment or repeal of Article 9 of the registrant’s articles of incorporation may not adversely affect any right or protection of a director for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal.
      The registrant maintains a liability insurance policy pursuant to which its directors and officers may be indemnified against liability incurred for serving in their capacities as directors and officers.

Item 16.	Exhibits

Exhibit
Number	Description of document

1.1	Form of Underwriting Agreement.
4.1	Amended and Restated Articles of Incorporation(1)
4.2	Amended and Restated Bylaws(2)
4.3	Form of Indenture for Senior Debt Securities*
4.4	Form of Indenture for Convertible Debt Securities*
4.5	Form of Senior Note*
4.6	Form of Subordinated Note*
4.7	Form of Convertible Note*
4.8	Form of Warrant Agreement*
4.9	Form of Warrant*
5.1	Opinion of Perkins Coie LLP
23.1	Consent of KPMG LLP
23.2	Consent of Perkins Coie LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included in signature pages hereto)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939*

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.

(1)	Incorporated by reference to the registrant’s Annual Report on Form 10-K filed on March 16, 2005.

(2)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q/ A filed on May 15, 2002.

Item 17.	Undertakings
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington.

AQUANTIVE, INC.

By:	/s/ Brian P. McAndrews

Brian P. McAndrews
Chief Executive Officer and President
Date: March 2, 2006
POWER OF ATTORNEY
      Each person whose signature appears below constitutes and appoints Brian McAndrews, Michael Vernon and Linda Schoemaker, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 2nd day of March, 2006.

Signature	Title

/s/ Brian P. McAndrews Brian P. McAndrews	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Michael Vernon Michael Vernon	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Nicolas J. Hanauer Nicolas J. Hanauer	Chairman of the Board

/s/ Richard P. Fox Richard P. Fox	Director

/s/ Peter M. Neupert Peter M. Neupert	Director

Signature	Title

/s/ Jack Sansolo Jack Sansolo	Director

/s/ Michael Slade Michael Slade	Director

/s/ Linda J. Srere Linda J. Srere	Director

/s/ Jaynie M. Studenmund Jaynie M. Studenmund	Director